POWER OF ATTORNEY
I, Robert W. Leonard of Birmingham Bloomfield Bancshares, Inc. (the "Company"), hereby authorize and designate each of
Robert E. Farr, Thomas H. Dorr, David B. Braun, Robert B. Johnston, and Joseph B. Hemker as my agent and attorney-in-fact, with full power of substitution, to prepare and sign on my behalf any Form 3, Form 4 or Form 5 under
Section 16 of the Securities Exchange Act of 1934 and file the same with the SEC and each stock exchange on which the Company's stock is listed.
	This Power of Attorney shall remain in effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.
Dated: 11/28/2012  Signed: /s/Robert W. Leonard